As filed with the Securities and
 Exchange Commission on April 8, 2005                Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              TECHTEAM GLOBAL, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 38-2774613
(State or other jurisdiction of          (IRS Employer Identification No.)
 incorporation or organization)

                              27335 W. 11 MILE ROAD
                              SOUTHFIELD, MI 48024
                                 (248) 357-2866


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               MICHAEL A. SOSIN                       with a copy to:
VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
             TECHTEAM GLOBAL, INC.                    TODD B. PFISTER
            27335 WEST 11 MILE ROAD                 FOLEY & LARDNER LLP
              SOUTHFIELD, MI 48024            321 NORTH CLARK STREET, SUITE 2800
                 (248) 357-2866                    CHICAGO, ILLINOIS 60610
 (Name, address, including zip code, and                (312) 832-4500
telephone number, including area code, of
             agent for service)

                      -------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS OF          AMOUNT TO BE       PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED (1)(2)       PRICE PER SHARE (3)            OFFERING PRICE (3)       REGISTRATION FEE
Common Stock, $0.01 par value       689,656 shares       $                 11.05    $             7,620,698.80   $            897

(1) Each share of common stock has attached thereto a preferred stock purchase right.

(2) In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the common stock as reported on the NASDAQ National Market System on April 5, 2005, which date was within five business days of the date of this filing. The value attributable to the preferred stock purchase rights is reflected in the price of the common stock.
                     -------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

                     Subject to Completion - _________, 2005

                                 689,656 SHARES

                              TECHTEAM GLOBAL, INC.

                                  COMMON STOCK

      We are registering these shares of our common stock for resale by the selling shareholder named in this prospectus, or its successors or permitted transferees. These shares constitute shares to be acquired by the selling shareholder upon the conversion of shares of our Series A Convertible Preferred Stock acquired directly from us in a private placement completed on April 8, 2003. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

      The shares are being registered to permit the selling shareholder to sell the shares from time to time in the public market. The selling shareholder may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 18.

      Shares of our common stock are traded on the NASDAQ National Market System under the symbol "TEAM." The last sale price of our common stock reported on the NASDAQ National Market System on April 5, 2005 was $11.22 per share.

                         ------------------------------

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1 FOR A DISCUSSION OF THESE RISKS.

                         ------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is _______, 2005.

                                TABLE OF CONTENTS

The Company...................................       1
Risk Factors..................................       2
Forward-Looking Statements....................      10
Use of Proceeds...............................      10
Description of Capital Stock..................      11
Selling Shareholder...........................      17
Plan of Distribution..........................      18
Where You Can Find More Information...........      21
Incorporation of Information by Reference.....      21
Legal Matters.................................      22
Experts.......................................      22

      In this prospectus, "TechTeam," "company," "we," "us," and "our" refer to TECHTEAM GLOBAL, INC. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. The selling shareholder named in this prospectus may from time to time sell the securities described in the prospectus.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF THE DATES ON THEIR RESPECTIVE COVERS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT OR ANY SALE OF SECURITIES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                   THE COMPANY

GENERAL OVERVIEW

      We are a global provider of information technology ("IT") and business process outsourcing ("BPO") support services to Fortune 1000 companies, multinational companies, product providers, small and mid-size companies and government entities. Our client base includes Ford Motor Company, Canon Europe NV, Deere & Company, MICROS, Inc., United Parcel Service, American Community Mutual Insurance Company, DaimlerChrysler AG, and Schering-Plough Research Institute, as well as federal government agencies and local government entities, such as the United States Department of Defense.

      Our subsidiaries are: TechTeam Global NV/SA (Brussels, Belgium), with its subsidiary TechTeam A.N.E. NV/SA (Gent, Belgium); TechTeam Global Ltd. (United Kingdom); TechTeam Global GmbH (Germany); TechTeam Global AB (Sweden); S.C. TechTeam Global SRL (Romania); TechTeam Asia Pacific (Private) Ltd. (India); Digital Support Corporation ("DSC," Chantilly, Virginia), with its subsidiary Sytel, Inc., acquired on January 3, 2005, ("Sytel," Bethesda, Maryland); TechTeam Cyntergy, L.L.C., and TechTeam Capital Group, L.L.C. (Southfield, Michigan).

      Over the past 15 months, we have acquired three of those companies -- DSC, TechTeam A.N.E., and Sytel. As a result of these acquisitions, we have strategically added governmental technology services to our long-standing core businesses of corporate helpdesk, professional services/systems integration, technical staffing, and training services. Consequently, our business is currently comprised of five reporting segments -- Diversified IT Outsourcing Services (comprised primarily of our former corporate helpdesk services segment), Government Technology Services (comprised of all services provided to government-based customers primarily through our DSC and Sytel subsidiaries), IT Consulting and Systems Integration (comprised primarily of our former Professional Services/Systems Integration segment), Technical Staffing, and Learning Services (formerly our training programs segment).

CORPORATE INFORMATION

      TechTeam was incorporated under the laws of the State of Delaware in 1987. Our principal executive offices are located at 27335 West 11 Mile Road, Southfield, Michigan 48034, and our telephone number is (248) 357-2866. Our website address is www.techteam.com. However, the information contained on our website is not part of this prospectus or any prospectus supplement.

                                  RISK FACTORS

      You should carefully read the following factors and other information contained or incorporated by reference in this prospectus before investing in our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock. In this case, you may lose all or part of your investment.

RISKS RELATED TO US AND OUR BUSINESS:

WE ARE DEPENDENT UPON A LIMITED NUMBER OF MAJOR CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUE.

      We depend upon Ford Motor Company and its subsidiaries for a substantial portion of our revenue. For the three years ended December 31, 2004, 2003 and 2002, Ford accounted for 37.4%, 52.9% and 55.9%, respectively, of our total revenue. The past three years have been difficult financially for this client, and further deterioration of its financial condition could have a material adverse impact on our business, as Ford may seek further price concessions or the termination of existing projects.

      Our largest contract, the Ford Global Helpdesk contract (currently scheduled to expire on July 31, 2005), is up for renewal during 2005. While we believe that we are positioned to obtain renewal of this contract, there can be no assurances in this regard. The loss of, or a significant reduction in, business from this or any other significant customer would have a material adverse effect on our business, financial condition and results of operations.

INTENSE COMPETITION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

      We face intense competition in all of our markets and for all of our services. Many competitors have substantially greater resources, including more locations, greater financial resources, a larger client base, and greater name and brand recognition. These competitors may be willing to provide the same services that we do at a loss in order to attain other, more lucrative business from our customers. Due to this competition, it may be difficult for us to retain our current customers or grow our revenue outside of our current customer base.

      The intense competition may result in our customers being able to demand reduced pricing in order for us to remain a preferred vendor. These pressures will likely increase due to the trend to move outsourcing services offshore to countries with lower labor costs, such as India, Malaysia, and the Philippines. Our inability to continue to execute upon our strategy to address the globalization of the support services market could have a material adverse impact on our ability to maintain and grow our customer base. Further, we may have to continue to lower the prices of our services to stay competitive, while at the same time trying to maintain or improve revenue and gross margin. If we cannot proportionately decrease our cost structure on a timely basis in response to competitive price pressures, our gross margin and therefore our profitability could be adversely affected. Any of these circumstances could have a material adverse effect on our business, financial condition, and results of operations.

      Moreover, the process to win new business tends to be long. Our diversified IT outsourcing services business models require significant changes to our customers' business processes and each customer has significant internal political difficulties with local environments giving up decentralized control of the support function. The decision makers are rarely involved in the early details of the selection process so there are multiple sales efforts -- to the team charged with selection and then to the Chief Information Officer/Chief Executive Officer/Board -- that have to occur. Our results are dependent on our ability to successfully manage the sales process and strong competition in these markets.

WE ARE SUBJECT TO CONTRACT RISKS INHERENT IN OUR BUSINESS.

      The great majority of our contracts, including our Ford Global Helpdesk contract, may be terminated without cause on short notice, often upon as little as 90 days' notice. Terminations and non-renewals of major contracts could have a material adverse impact upon our business, financial condition, and results of operations.

      A portion of our diversified IT outsourcing services business is billed during a one-month period on a managed service basis (where the fee is fixed to perform specified services) as opposed to time and materials. The onset of problems in our customers' infrastructure, such as computer viruses, may require us to deploy additional resources to solve these problems. In many instances, we would not receive any additional revenue for the work performed, thereby adversely impacting our profitability for that one-month period.

      To the extent we provide service on a per-incident or per-minute basis, our financial performance is dependent upon the volume of service requests that we receive on the project. Some of our contracts do not contain minimum guaranteed volume, so we may not always receive enough volume to pay for our costs relating to a specific contract. Also, many of our contracts contain financial penalties for our failure to meet the contractual performance service levels. If the volume is too high, we may not be able to meet the service levels. In the United States, we are able to manage this risk through changes in our staffing, but due to labor laws, our European entities do not have as much flexibility in staffing. Our inability to estimate accurately the resources and related expenses required for the managed service project or our failure to complete our contractual obligations in a manner consistent with their terms could materially and adversely affect the business.

WE ARE SUBJECT TO RISKS INHERENT IN THE PROVISION OF TECHNOLOGY SERVICES TO GOVERNMENTAL ENTITIES.

      We derive an increasing amount of our revenues from government contracts that typically are awarded through competitive processes and span a one-year base period and one or more option years. The unexpected termination or non-renewal of one or more of our significant contracts could result in significant revenue shortfalls. Our clients generally have the right not to exercise the option periods. In addition, our contracts typically contain provisions permitting an agency to terminate the contract on short notice, with or without cause. Following the expiration of the contract term, if the client requires further services of the type provided in the contract, there is frequently a competitive re-bidding process. We may not win any particular re-bid or be able to successfully bid on new contracts to replace those that have been terminated.

      Many of the systems we support involve managing and protecting information involved in the Department of Defense and other sensitive government functions. A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other governmental clients. Losses that we could incur from such a security breach could exceed the policy limits that we have for "errors and omissions" insurance.

      Some of our government contracts require us, and some of our employees, to maintain security clearances. If we lose or are unable to obtain security clearances, the client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain the required security clearances for our employees working on a particular engagement, we may not derive the revenue anticipated from the engagement, which, if not replaced with revenue from other engagements, could negatively impact our operating results.

      Federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. An audit could result in an adjustment to our revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, we could suffer harm to our reputation if allegations of impropriety were made against us.

      We must comply with and are affected by federal government regulations relating to the formation, administration, and performance of government contracts. These regulations affect how we do business with our clients and may impose added costs on our business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions or suspension or debarment from contracting with the federal government. Further, the federal government may reform its procurement practices or adopt new contracting methods relating to the General Services Administration ("GSA") schedule or other government-wide contract vehicles. To the extent that we are unable to successfully comply with these regulations, our government technology services business could be negatively impacted.

IF WE LOSE KEY MANAGEMENT PERSONNEL OR ARE UNABLE TO RECRUIT ADDITIONAL QUALIFIED MANAGEMENT PERSONNEL, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

      Our success is highly dependent upon the efforts, direction, and guidance of its senior management. The only employment agreements that we currently have with our executive officers are with our President and Chief Executive Officer, the Vice President Sales and Marketing, EMEA, the President and Chief Executive Officer of Digital Support Corporation, and the President and Chief Executive Officer of Sytel, Inc. Except for Employment Agreements Relating to a Change of Control, which only apply to a change in the control of the company, we do not have any other employment agreements with other members of our executive officer team. The loss of any of these senior executives or our inability to attract, retain, or replace key management personnel in the future, could have a material adverse effect on our business, financial condition, and results of operations.

OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

      Our business involves the delivery of professional services and is very labor intensive. Our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled technical, clerical, and administrative employees. Qualified personnel, especially in Washington, D.C., are in high demand. Accordingly, we expect to experience increased compensation costs that may not be offset through either increased productivity or higher customer pricing. Moreover, no assurances can be given that we will be able to attract and retain sufficient numbers of qualified employees in the future, especially when we need to expand our services in a short time period. We attempt to implement a career path model where our helpdesks are located, thereby enabling our employees to move to new jobs that require higher skill levels and pay more money. Our inability to effectively implement this business model in these locations could negatively affect our employee retention rates. Our failure to attract and retain employees could have a material adverse effect on our business, financial condition, and results of operations.

IMPLEMENTATION OF OUR STRATEGY TO GROW THROUGH COMPLEMENTARY BUSINESS ACQUISITIONS IS SUBJECT TO NUMEROUS RISKS AND DIFFICULTIES.

      Our business strategy includes seeking to make complementary business acquisitions. In order to pursue a growth by acquisition strategy successfully, we must identify suitable candidates for these transactions, complete these transactions, and manage post-closing issues such as the integration of acquired companies or their employees. Integration issues are complex, time-consuming and expensive and, without proper planning and implementation, could significantly disrupt our business, including, but not limited to, the diversion of management's attention, the loss of key business and/or personnel from the acquired company, unanticipated events, legal liabilities, dilutive effect of the issuance of additional securities, and amortization of intangibles. Moreover, the financial risks continue after the integration of the company. If the business becomes impaired, there could be a non-cash partial or full write-off of the goodwill attributed to the acquisition. Transactions may result in significant costs and expenses and charges to earnings, including those related to severance pay, early retirement costs, employee benefit costs, asset impairment charges, charges from the elimination of duplicative facilities and contracts, in-process research and development charges, inventory adjustments, legal, accounting and financial advisory fees, and required payments to executive officers and key employees under retention plans. Any of these possible difficulties could have a material adverse effect on our business, financial condition, and results of operations.

WE ARE SUBJECT TO NUMEROUS RISKS RELATING TO OUR INTERNATIONAL OPERATIONS.

      We operate businesses in many countries outside the United States, all of which are currently located throughout Europe. As part of our business strategy, we plan to further expand our global reach to be able to deliver services from Asia and South America. As a result, we expect to continue expansion through start-up operations and acquisitions in additional countries. Expansion of our existing international operations and entry into additional countries will require management attention and financial resources. Our future revenue, gross margin, expenses, and financial condition also could suffer due to a variety of international factors, including the following:

      - changes in a country's or region's economic or political conditions, including inflation, recession, interest rate fluctuations, and unanticipated military conflicts;

      - currency fluctuations, particularly in the euro, which contribute to variations in sales of services in impacted jurisdictions and also affect our reported results expressed in U.S. dollars;

      - longer accounts receivable cycles and financial instability among customers;

      -     local labor conditions and regulations;

      - differences in cultures and languages, which impair our ability to work as an effective global team;

      -     differing political and social systems;

      -     changes in the regulatory or legal environment;

      -     differing technology standards or customer requirements;

      - difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

      -     natural and medical disasters.

      To the extent that we do not manage our international operations successfully, our business could be adversely affected and our revenues or earnings could be reduced.

      In addition, there has been an increasing amount of political discussion and debate related to worldwide outsourcing, particularly from the United States to offshore locations. While there is federal and state legislation currently pending related to this issue, it is too early to determine whether such legislation, if enacted, would have an adverse effect on our results of operations and financial condition.

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH EXPANDING OUR BUSINESS INTO OFFSHORE MARKETS.

      The industry trend to move business towards offshore markets could result in excess operating capacity in the United States, thereby increasing competition for customers. Moreover, there are no assurances that we will be able to successfully expand into and conduct business in offshore markets. The success of any offshore operation is subject to numerous contingencies, some of which are beyond management control, including general and regional economic conditions, prices for our services, competition, changes in regulation, and other risks. Any failure in our strategy could have a material adverse effect on our business, financial condition, and results of operations. See "Risks Associated with International Operations."

      Our customers are primarily attracted to a reduction in cost of our services as a result of delivery from an offshore location, and they are looking to enter into long-term contracts to provide monthly services with a price that does not adjust significantly with inflation. When a number of service providers enter these offshore locations, the competition for employees increases, causing turnover and increasing labor costs. In these circumstances, we bear the risk of inflation, which could result in our costs increasing faster than we can improve technician productivity.

WE ARE SUBJECT TO CURRENCY RISKS AS A RESULT OF OUR EUROPEAN OPERATIONS.

      We serve an increasing number of our U.S.-based customers using helpdesks in Europe. Some of these contracts are priced in U.S. dollars, while a substantial portion of our costs are incurred in Romanian lei or the euro. Thus, we are subject to a foreign currency exchange risk. Although we enter into contracts to limit potential foreign currency exposure, we do not fully hedge this exposure. As a result, our gross profit may be reduced on these contracts.

OUR INABILITY TO PROPERLY MANAGE PROJECTS AND CAPACITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

      Our ability to profit from the global trend toward outsourcing depends in part on how effectively we manage our helpdesk capacity. There are several factors and trends that have intensified the challenge of resource management. In order to create the additional capacity necessary to accommodate new or expanded outsourcing projects, we must consider opening new helpdesk facilities. The opening or expansion of a helpdesk facility may result, at least in the short term, in idle capacity until any new or expanded program is implemented fully. We periodically assess the expected long-term capacity utilization of its helpdesk facilities. As a result, it may, if deemed necessary, consolidate, close or partially close under-performing helpdesk facilities in order to maintain or improve targeted utilization and margins. There can be no assurance that we will be able to achieve or maintain optimal utilization of its helpdesk capacity. If we do not effectively manage our capacity, our results of operations could be adversely affected.

      With the inclusion of our Romanian helpdesk facility, we have significantly increased the amount of business that we are performing for the same customers from more than one location. Multi-site delivery increases the complexity of the service provided, including but not limited to managing call volume and resources. Our inability to manage the different cultures and personnel to deliver consistent quality from different sites could reduce our profitability and results of operation.

WE ARE HIGHLY DEPENDENT UPON TECHNOLOGY, AND OUR INABILITY TO KEEP UP WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY, OR OUR FAILURE OR INABILITY TO PROTECT AND MAINTAIN OUR EXISTING SYSTEMS, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

      Our success depends in part on our ability to develop IT solutions that keep pace with continuing changes in the IT industry, evolving industry standards, and changing client preferences. There can be no assurance that we will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. For example, our Support Portal offering is comprised of our proprietary incident management tool and software developed and sold by software companies. We have integrated this software into the Support Portal. During this time, there have been other tools developed by other competitors and software vendors that can match the functionality of the Support Portal. If these other tools can provide similar or better functionality at a lower effective cost, or if our software vendors go out of business, we could have a product and service offering that will lose its marketability. The cost to update our incident management tool and change the third party software comprising the Support Portal could be significant. Our inability to effectively keep pace with continuing changes in the IT industry could have a material adverse effect on our business, financial condition, and results of operations.

      Moreover, experienced computer programmers and hackers may be able to penetrate our network security, or that of our customers, and misappropriate our confidential information, create system disruptions, or cause shutdowns. As a result, we could incur significant expenses in addressing problems created by security breaches of our network. Moreover, we could lose existing or potential customers for information technology outsourcing services or other information technology solutions, or incur significant expenses in connection with our customers' system failures. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design and manufacture, including "bugs" and other problems that can unexpectedly interfere with the operation of our systems. The costs to eliminate or alleviate security problems, viruses, worms, and bugs could be significant, and the efforts to address these problems could result in interruptions, delays, or cessation of service.

      Our operations are dependent upon our ability to protect our helpdesk facility and our information databases against damages that may be caused by fire and other disasters, power failure, telecommunications failures, unauthorized intrusion, computer viruses, and other emergencies. The temporary or permanent loss of such systems could have a material adverse effect on our business, financial condition, and results of operations. Notwithstanding precautions we have taken to protect ourselves and our clients from events that could interrupt delivery of our services, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, computer virus, firewall breach, or other event would not result in a prolonged interruption in our ability to provide support services to our clients. As we commence delivering services from an offshore location, the risks attendant to interruption of telecommunications increase. Any interruption to our data or voice telecommunications networks could have a material adverse effect on our business, financial condition, and our results of operations.

OUR BUSINESS IS DEPENDENT UPON GENERAL ECONOMIC CONDITIONS, WHICH MAY AFFECT OUR FINANCIAL PERFORMANCE AND THE PRICE OF OUR COMMON STOCK.

      Our revenue and gross profit depend significantly on general economic conditions and the demand for our services in the markets in which we compete. Softened demand for our services caused by economic weakness and constrained information technology spending over the past several years has resulted, and may result in the future, in decreased revenue, gross profit, earnings, or growth rates and problems with our ability to realize customer receivables. In addition, customer financial difficulties have resulted, and could in the future result, in increases in bad debt write-offs and additions to reserves in our receivables portfolio. Uncertainty about future economic conditions makes it difficult to forecast operating results and to make decisions about future investments. Further delays or reductions in information technology spending could have a material adverse effect on demand for our products and services and consequently our results of operations, prospects, and stock price.

RISING HEALTH CARE AND OTHER BENEFIT COSTS COULD ADVERSELY IMPACT OUR PROFITABILITY.

      Health care and other benefit costs continue to increase. Our business is labor intensive, and therefore we have exposure to these increasing healthcare benefit costs. While we attempt to compensate for these escalating costs in our business cost models and customer pricing and have passed along some of these increased costs to our employees, we have long-term, generally fixed-price pricing agreements with our customers.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH TERRORIST ACTS OR OTHER EVENTS BEYOND OUR CONTROL.

      Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to TechTeam, our employees, facilities, partners, suppliers, distributors, resellers, or customers, which could adversely impact our revenue, costs and expenses, and financial condition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR USE OF INTELLECTUAL PROPERTY.

      We rely upon a combination of nondisclosure and other contractual arrangements and trade secrets, copyright, and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees, customers, and suppliers and limit distribution of proprietary information. There can be no assurance, however, that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use of such information and take appropriate steps to enforce our intellectual property rights.

      Although we believe our services and/or software do not infringe upon the intellectual property rights of others and that we have all of the rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums of money in litigation, pay damages, develop non-infringing intellectual property, or acquire licenses of the intellectual property, which may be the subject of asserted infringement.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

FUTURE SALES OF OUR COMMON STOCK, OR THE POSSIBILITY OR PERCEPTION OF SUCH SALES, COULD DEPRESS OUR STOCK PRICE.

      We cannot predict the effect that future sales of our common stock will have on the market price of our common stock. As of March 28, 2005, we had 8,797,671 shares of common stock outstanding (9,487,327 shares assuming the conversion of the shares of Series A Convertible Preferred Stock held by the selling shareholder). Shares that we issue to the selling shareholder or other shares of our common stock that we issue in the future may become available for resale in the public market from time to time. Sales of substantial amounts of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock or our ability to raise capital by offering equity securities.

WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR
INVESTMENT.

      The price of our common stock has been, and may continue to be, highly volatile in response to various factors, many of which are beyond our control, including:

      -     the depth and liquidity of the trading market for our common stock;

      -     general economic conditions;

      -     developments in the industries or markets in which we operate;

      -     announcements by competitors;

      - actual or anticipated variations in quarterly or annual operating results;

      -     speculation in the press or investment community;

      - sales of large blocks of our common stock or sales of our common stock by insiders;

      -     regulation actions or litigation; and

      -     departures of our key personnel.

      Our common stock's market price may also be affected by our inability to meet analyst and investor expectations and failure to achieve projected financial results. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our common stock to decline. Volatility in our stock price may result in your inability to sell your shares at or above the price at which you purchased them in this offering.

      In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations, and financial condition.

CERTAIN PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS AND RIGHTS AGREEMENT, AS WELL AS APPLICABLE DELAWARE CORPORATE LAW, COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR MANAGEMENT, PREVENT THE SALE OF OUR COMPANY OR PREVENT OR FRUSTRATE ANY ATTEMPT BY STOCKHOLDERS TO CHANGE THE DIRECTION OF OUR COMPANY, EACH OF WHICH COULD DIMINISH THE VALUE OF OUR COMMON STOCK.

      Our certificate of incorporation and bylaws, each as amended and/or restated, as well as applicable Delaware corporate law, contain provisions that could impede an attempt to replace or remove our management or prevent the sale of our company that, in either case, stockholders might consider to be in their best interests. For example, our bylaws limit the ability of stockholders to call special meetings of the stockholders and establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. Our certificate of incorporation also authorizes our Board of Directors to determine the rights, preferences and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue one or more series of preferred stock (such as our presently outstanding class of Series A Convertible

Preferred Stock) that could impede the completion of a merger, tender offer or other takeover attempt. In addition, our Board of Directors has adopted a Rights Agreement, dated as of May 6, 1997, as amended, that may have anti-takeover effects by delaying, deferring or preventing an unsolicited acquisition proposal, even if the proposal may be beneficial to the interests of our stockholders. Further, certain anti-takeover provisions of the Delaware General Corporation Law could make it more difficult for an unsolicited bidder to acquire us. These provisions of our certificate of incorporation and bylaws, and Delaware law, may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change the direction or management of our company may be unsuccessful and the existence of such provisions may adversely affect market prices for our common stock if they are viewed as discouraging takeover attempts.

                           FORWARD-LOOKING STATEMENTS

      This prospectus, and any applicable prospectus supplement, and the documents incorporated by reference may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plan," "expect," "anticipate," "estimate," "believe," "predict," "intend," "potential" or "continue" or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus or any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including those set forth above under the heading "Risk Factors," as well as the other factors described in the documents incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus and any accompanying prospectus supplement are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

                                 USE OF PROCEEDS

      The selling shareholder will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the common stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      Our Certificate of Incorporation, as amended to date, authorizes the issuance of 45,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. As of March 28, 2005, we had 8,797,671 shares of common stock and 689,656 shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the more complete descriptions set forth in our Certificate of Incorporation, rights agreement and Bylaws, all as amended and/or restated, which are filed as exhibits to the registration statement of which this prospectus is a part, and to Delaware corporate law.

COMMON STOCK

      Holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders and have no cumulative voting rights. Subject to the rights of the holders of any preferred stock then outstanding, holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors at its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and provisions for the liquidation of any shares of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

      Our preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued and to fix the number of shares of each series. Thus, our Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting power and other rights that could adversely affect the voting power and other rights of holders of common stock or that could make it more difficult for another company to effect certain business combinations with us.

      On April 8, 2003, we issued 689,656 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock") to the selling shareholder. A description of the Convertible Preferred Stock is set forth in detail in the Certificate of Designations filed by us on April 7, 2003, with the Secretary of State for the State of Delaware ("Certificate of Designations"). The Certificate of Designations authorized the issuance of up to 689,656 shares of Convertible Preferred Stock. The powers, rights, restrictions and limitations of the Convertible Preferred Stock include the following:

      Rights Shared With Common Stock

      The holder(s) of Convertible Preferred Stock ("Holder") has the right to vote each share of its Convertible Preferred Stock as if it were converted into shares of our common stock on the record date for determination of a common stockholder's entitlement to vote. The Holder will also participate, on the same basis, in any dividends or other distributions made to the holders of common stock.

      Class Voting Rights

      The Holder has the right to vote as a class on: (i) any amendment of our Certificate of Incorporation which adversely affects the rights of the Holder, including authorizing or creating of any class of stock ranking senior to Convertible Preferred Stock; (ii) any increase in the amount of Convertible Preferred Stock, or the increase in the authorized amount of any class of stock ranking equal to or senior to the Convertible Preferred Stock; and (iii) the redemption of any capital stock of the company, but not including any stock repurchase program approved by our Board of Directors.

      Appointment of Director

      So long as the selling shareholder (or any affiliate thereof) is the holder of fifty-one percent (51%) or more of the outstanding shares of Convertible Preferred Stock, the holders of Convertible Preferred Stock, voting separately as a class, will have the right to: (i) elect one (1) member of our Board of Directors upon the affirmative vote of the holders of at least a majority of the outstanding Convertible Preferred Stock (the "Convertible Preferred Director"); and (ii) appoint one (1) observer (subject to the prior approval of our Chairman of the Board of Directors) to attend any meeting of our Board of Directors from which the Convertible Preferred Director is absent, provided that our Board of Directors may exclude such observer from all or any part of any meeting thereof if the Board, in its sole discretion, deems it appropriate. In the event the number of shares of Convertible Preferred Stock held by the selling shareholder (or any affiliate thereof) falls below fifty-one percent (51%) of the aggregate number of outstanding shares of Convertible Preferred Stock, our Board of Directors shall have the right, in its sole discretion and with or without cause by majority vote of our Board of Directors, not including the Convertible Preferred Director, to remove or request the resignation of the Convertible Preferred Director. All members of our Board of Directors (other than the Convertible Preferred Director, if any) shall be elected by the holders of the Convertible Preferred Stock and the holders of our common stock voting together as a single class.

      Conversion

      The Holder of Convertible Preferred Stock may convert its shares of Convertible Preferred Stock into common stock ("Conversion Shares") at any time after the first anniversary of the initial issuance thereof on a one share of Convertible Preferred Stock for one share of common stock basis. The conversion ratio is subject to adjustment if there is a dilutive issuance as defined in the Certificate of Designations.

      Redemption

      Any of the shares of Convertible Preferred Stock that are not converted three years after the initial issuance will be redeemed at the original purchase price (subject to adjustment for a dilutive issuance). The Holder also has a "put right" to force the redemption of its shares of Convertible Preferred Stock at a price equal to the Redemption Price, exercisable for a period of ninety
(90) days after the occurrence of certain events, including but not limited to:
(i) the removal of William F. Coyro, Jr., without cause, as our Chief Executive Officer by our Board of Directors; or (ii) our net cash is less than six million five hundred thousand dollars ($6,500,000). In the event of a change of control, if the Holder does not convert the then outstanding shares of Convertible Preferred Stock to common stock, such shares will be automatically redeemed.

      Liquidation Preference

      In the event of any liquidation, dissolution or winding up of our affairs, the Holder will receive in preference to the holders of common stock, an amount equal to the initial purchase price (subject to adjustment as set forth in the Certificate of Designations).

      Restrictions On Transfer

      The selling shareholder can transfer an unlimited percentage of the Convertible Preferred Stock to qualified investors who are not engaged in a business competitive to us. If shares of Convertible Preferred Stock are transferred to non-affiliates of us, the new holder will not have (1) the right to vote as common stock, or (2) any put right if Dr. Coyro is removed as our Chief Executive Officer, without cause. Further, a subsequent holder cannot transfer its shares of Convertible Preferred Stock without our consent. We also have a right of first offer to purchase any shares the Holder wishes to sell.

      In connection with the issuance of the Convertible Preferred Stock, we and the selling shareholder also entered into a Registration Rights Agreement under which the selling shareholder and/or its assignee, have been granted certain demand and "piggyback" registration rights with respect to the Conversion Shares.

PREFERRED STOCK PURCHASE RIGHTS

      On April 29, 1997, our Board of Directors declared a dividend distribution of one Right for each outstanding share of our common stock to stockholders of record at the close of business on May 7, 1997. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share ("Junior Preferred Stock"), at a purchase price of $80 per one one-hundredth of a share of Preferred Stock ("Purchase Price"), subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of common stock having a value at the time of exercise equal to the Purchase Price. The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 6, 1997, as amended (the "Rights Agreement"), between us and U.S. Stock Transfer Corporation, as Rights Agent.

      On April 8, 2003, our Board of Directors approved amendments to the Rights Agreement providing that holders of shares of our Convertible Preferred Stock (together with the common stock, "Covered Securities"), as of the close of business on the Distribution Date (as defined below), shall be entitled to such rights, benefits and privileges as holders of shares of our common stock, are entitled under the Rights Agreement on a basis determined as if each holder of shares of Convertible Preferred Stock outstanding as of the close of business on the Distribution Date had converted all such shares of Convertible Preferred Stock into shares of common stock as of the such time.

      Initially, the Rights will be represented by the certificates evidencing the Covered Securities and no separate Right Certificates will be distributed. Upon the earlier of the following dates (the "Distribution Date"), the Rights will separate from the Covered Securities: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the "Stock Acquisition Dates"); (ii) 10 days following the date that a tender or exchange offer by any Person (as defined) is first published or sent or given within the meaning of Rule 14d-4(a) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule, if upon consummation thereof, such Person would be the beneficial owner of 15% or more of the outstanding shares of common stock; or (iii) promptly after a majority of our Board of Directors shall declare any person to be an "Adverse Person" upon a determination that such person, together with its affiliates and associates, has become the beneficial owner of an amount of common stock which a majority of the Board of Directors determines to be substantial (but in no event less than 15% of the shares of common stock then outstanding), and a determination by a majority of the Board of Directors that (a) such beneficial ownership by such person is intended to cause the company to repurchase the common stock beneficially owned by such person or to cause pressure on the company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where a majority of the Board of Directors determines that the best long-term interests of the company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including impairment of relationships with customers or impairment of our ability to maintain our competitive position) on our business or prospects.

      Until the Distribution Date, (i) the Rights will be evidenced by the Covered Securities certificates and will be transferred with, and only with, such Covered Securities certificates, (ii) new Covered Securities certificates issued after May 7, 1997 will contain a notation incorporating the Rights Agreement by reference, (iii) the surrender for transfer of such certificates for shares of Covered Securities shall also constitute the surrender for transfer of the Rights associated with the shares of Covered Securities represented thereby; and (iv) the conversion of shares of Convertible Preferred Stock into shares of common stock shall also constitute the surrender of Rights associated with such shares of Convertible Preferred Stock in exchange for the Rights associated with the shares of common stock into which such shares of Convertible Preferred Stock are converted.

      The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. Detroit time, on May 6, 2007 (the "Final Expiration Date"), unless earlier redeemed by us as described below.

      As soon as practicable after the Distribution Date, Right Certificates will be mailed to the holders of record of the Covered Securities as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Only shares of Covered Securities issued prior to the Distribution Date will be issued with Rights.

      In the event that the Board of Directors determines that a person is an Adverse Person or, at any time following the Distribution Date, (i) the company is the surviving corporation in a merger or other business combination with an Acquiring Person and its common stock is not changed or exchanged, (ii) a Person becomes the beneficial owner of more than 15% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which a majority of the Board of Directors determines to be fair to and otherwise in the best interests of the company and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealings transactions" as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split); each holder of a Right promptly thereafter (but in the case of (ii) above, 5 days thereafter) will have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable or exchangeable by us as set forth below.

      For example, at an exercise price of $80 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $160 worth of common stock (or other consideration, as noted above) for $80. Assuming that the common stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase eight shares of common stock for $80.

      Unless the Rights are earlier redeemed or exchanged, in the event that, at any time following the Stock Acquisition Date, (i) the company is acquired in a merger or other business combination transaction in which the company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph and is at the same price), or (ii) 50% or more of the company's assets or earning power is sold or transferred; each holder of a Right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise of such holder's Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

      The events set forth in the third preceding paragraph, and the events set forth in subsections (i) and (ii) of the first preceding paragraph shall collectively be termed "Triggering Events" and each a "Triggering Event."

      The Purchase Price payable, and the number of one one-hundredths of a share of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) if holders of the Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

      At any time on or prior to the close of business on the tenth day following the Stock Acquisition Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash or stock (the "Redemption Price"). We may not redeem the Rights if a majority of the Board of Directors has previously determined a person to be an Adverse Person. After the redemption period has expired, our right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the company. Immediately upon the action of the Board of Directors ordering redemption of the Rights with, where required, the concurrence of a majority of the Board of Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 Redemption Price.

      In addition, at any time after the Stock Acquisition Date - but before the Acquiring Person has acquired a 50% stake - the Board may, at its discretion, exchange each Right (except those owned by the Acquiring Person) for one share of our common stock.

      The shares of Junior Preferred Stock purchasable upon exercise of the Rights will have a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Junior Preferred Stock will be entitled to receive a minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of common stock. Each share of Junior Preferred Stock will have one hundred votes, voting together with the shares of common stock.

      In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the shares of Junior Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidation, are protected by customary anti-dilution provisions.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the company, other than rights resulting from such holder's ownership of Covered Securities, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of the company or for common stock of the acquiring company as set forth above.

      In general, other than those provisions relating to the principal economic terms of the Rights, the provisions of the Rights Agreement may be amended by our Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

CERTAIN DELAWARE LAW AND BYLAW PROVISIONS; ANTI-TAKEOVER EFFECTS

      Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66-2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

      Section 2 of our Bylaws, as amended and restated, provides that special meetings of our stockholders may be called only by the Chairperson of the Board of Directors or by the President or at the request in writing of stockholders owning at least 30% of our issued and outstanding shares entitled to vote at the meeting. That provision will make it more difficult for stockholders to take action opposed by management.

      In addition, the Board of Directors is empowered to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares without further stockholder action. (As previously described, pursuant to this authority, the Board has issued 689,656 shares of Convertible Preferred Stock to the selling shareholder.)

      These statutory and bylaw provisions, together with the existence of "blank check" preferred stock, may be deemed to have an anti-takeover effect and may delay or prevent a tender offer that a stockholder may consider to be in its best interest, including those that might result in a premium over the market price for the shares held by the stockholders. These provisions may have a depressive effect on the market price of our common stock.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                               SELLING SHAREHOLDER

      We are registering all 689,656 shares of our common stock covered by this prospectus on behalf of the selling shareholder named in the table below (including its successors or permitted transferees who receive any of the shares covered by this prospectus). We will issue these shares of common stock to the selling shareholder upon the conversion of shares of Convertible Preferred Stock acquired directly from us in a private placement transaction that was exempt from the requirements of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of a registration rights agreement between us and ChrysCapital II, LLC, we agreed to file with the U.S. Securities and Exchange Commission the registration statement of which this prospectus is a part covering the sale of all 689,656 shares of our common stock to be issued to ChrysCapital II, LLC upon conversion of the shares of Convertible Preferred Stock held thereby. The selling shareholder however, may convert all, some or none of the shares of Convertible Preferred Stock held thereby in accordance with the terms of the applicable Certificate of Designations. Moreover, the selling shareholder may sell all, some or none of the shares covered by this prospectus. All information with respect to beneficial ownership has been furnished to us by the selling shareholder. For more information, see "Plan of Distribution."

      The Certificate of Designations creating the Convertible Preferred Stock expressly provides that, so long as ChrysCapital II, LLC, or an affiliate thereof, is the holder of 51% or more of the outstanding shares of Convertible Preferred Stock, the holders of the Convertible Preferred Stock, voting separately as a class, will have the right to elect one director to our Board of Directors. Pursuant to this provision, Brahmal Vasudevan has served as a director of the company since April 8, 2003. In the event that the selling shareholder converts 337,931 or more shares of Convertible Preferred Stock into shares of common stock and sells such shares pursuant to this offering, Mr. Vasudevan may be removed as a director by majority vote of our Board of Directors (excluding Mr. Vasudevan).

      The table below sets forth the selling shareholder and information regarding its ownership of common stock:

                                                                      NUMBER OF SHARES OWNED
                               NUMBER OF SHARES        NUMBER OF      AFTER THIS OFFERING (1)
                              OWNED PRIOR TO THIS     SHARES BEING    -----------------------
NAME OF SELLING SHAREHOLDER      OFFERING (1)        OFFERED HEREBY   NUMBER       PERCENTAGE
---------------------------   -------------------    --------------   ------       ----------
ChrysCapital II, LLC              689,656                689,656         ---             ---

---------------------

      (1) Assumes that the selling shareholder converts all of the shares of Convertible Preferred Stock into shares of common stock, disposes of all of the shares of common stock covered by this prospectus and does not acquire or dispose of any additional shares of common stock. However, the selling shareholder is not representing that it will convert any of the shares of Convertible Preferred Stock held thereby into shares of common stock or that any of the shares covered by this prospectus will be offered for sale, and the selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization nor other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

      The selling shareholder may resell or redistribute the shares of our common stock covered by this prospectus from time to time in one or more transactions on the NASDAQ National Market System, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are successors or permitted transferees of the named selling shareholder may also use this prospectus and are included when we refer to "selling shareholder" in this prospectus. If necessary, we would file a supplement to this prospectus under Rule 424(b)(3) (or other applicable provision of the Securities Act) amending the list of selling shareholders to include the successors or permitted transferees as selling shareholders under this prospectus. The selling shareholder may sell the shares from time to time in one or more of the following ways, without limitation:

      - block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

      - an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

      - ordinary brokerage transactions and transactions in which the broker solicits purchases;

      - an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

      -     privately negotiated transactions, directly or through agents;

      -     short sales of shares and sales to cover short sales;

      - through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

      - through the distribution of the shares by the selling shareholder to its members;

      -     one or more underwritten offerings;

      - agreements between a broker or dealer and the selling shareholder to sell a specified number of the securities at a stipulated price per share; and

      - any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

      The selling shareholder may also transfer the securities by gift. We do not know of any current arrangements by the selling shareholder for the sale or distribution of any of the shares.

      The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholder may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

      From time to time, the selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling shareholder's securities will otherwise remain unchanged. In addition, the selling shareholder may, from time to time, sell the securities short, and in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

      The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

      The selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholder may also loan or pledge the securities offered under this prospectus to a broker-dealer and the broker-dealer may sell the securities offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged securities offered under this prospectus.

      The selling shareholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

      Pursuant to the registration rights agreement, we have agreed to indemnify the selling shareholder, any underwriter for the selling shareholder, any directors or officers of the selling shareholder and any person who controls (within the meaning of the federal securities laws ) the selling shareholder or acts as an investment advisor to the selling shareholder against specified liabilities, including liabilities under the federal securities laws. Pursuant to the registration rights agreement, the selling shareholder has agreed to indemnify us, each of our directors, each of our officers who sign the registration statement, and each person who controls (within the meaning of the federal securities laws) us against specified liabilities arising from information provided by the selling shareholder for use in this prospectus, including liabilities under the federal securities laws. The selling shareholder may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

      The securities offered under this prospectus are expected to be issued to the selling shareholder upon the conversion of shares of our Convertible Preferred Stock originally issued pursuant to an exemption from the registration requirements of the Securities Act. We agreed to use our reasonable best efforts to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of (a) _________, 2005 (subject to extension in certain circumstances), (b) the date on which all the shares of common stock subject to this registration statement have been sold under this registration statement or pursuant to Rule 144 of the Securities Act, or (c) the date on which all the shares of common stock subject to this registration statement may be immediately sold by the selling shareholder without registration and without restriction as to the number of shares to be sold, pursuant to Rule 144 or otherwise. We have agreed to pay all expenses in connection with this offering, including fees and expenses of a single counsel for the selling shareholder, but not including underwriting discounts, concessions, commissions or fees of the selling shareholder.

      We will not receive any proceeds from sales of any securities by the selling shareholder.

      We cannot assure you that the selling shareholder will sell all or any portion of the securities offered under this prospectus.

      We will supply the selling shareholder and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by the selling shareholder, we will file a prospectus supplement setting forth:

      -     the aggregate number of shares to be sold;

      -     the purchase price;

      -     the public offering price;

      -     if applicable, the names of any underwriter, agent or broker-dealer;
            and

      - any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

      If the selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, then we will file a prospectus supplement that includes any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus. We will also file a supplement to this prospectus upon our being notified by the selling shareholder that a successor or permitted transferee intends to sell more than 500 shares or as otherwise required by law.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

                    INCORPORATION OF INFORMATION BY REFERENCE

      We are "incorporating by reference" specified documents that we file with the SEC, which means:

      -     incorporated documents are considered part of this prospectus;

      - we are disclosing important information to you by referring you to those documents; and

      - information we file with the SEC will automatically update and supersede information contained in this prospectus.

      We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

      - our Annual Report on Form 10-K for our fiscal year ended December 31, 2004;

      - our Current Reports on Form 8-K or 8-K/A filed on May 14, 2004, July 27, 2004, January 5, 2005, February 10, 2005, February 23, 2005, and
            March 21, 2005;

      - our Proxy Statement, dated April 4, 2005, relating to our 2005 Annual Meeting of Stockholders to be held on May 25, 2005;

      - the description of our common stock contained in the Registration Statement on Form 8-A filed by us with the Securities and Exchange Commission on or about October 7, 1987, which incorporated such information by reference from Amendment No. 2 to our Registration Statement, File No. 33-9524-LA, filed January 21, 1987; and

      - the description of our Preferred Stock Purchase Rights (which are attached to shares of our common stock) contained in our Registration Statement on Form 8-A, dated May 6, 1997, as amended pursuant to a Form 8-A/A filed on September 23, 1999 and a Form 8-A/A filed on May 22, 2003.

      Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

                               Corporate Secretary
                              TechTeam Global, Inc.
                             27335 West 11 Mile Road
                              Southfield, MI 48034
                                 (248) 357-2866

                                  LEGAL MATTERS

      Michael A. Sosin, our Vice President, General Counsel and Secretary, has passed upon the validity of the common stock on behalf of TechTeam Global, Inc.

                                     EXPERTS

     The consolidated financial statements and schedule of TechTeam Global, Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report incorporated by reference therein, and incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002). Such consolidated financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Sytel, Inc. as of December 31, 2004 and for the year then ended, incorporated by reference in this prospectus, have been audited by Rubino & McGeehin, Chartered, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Advanced Network Engineering CVBA as of March 31, 2004 and for the fiscal year then ended, incorporated by reference in this prospectus, have been audited by Bvba Van Cauter - Saeys & Co., an independent public accounting firm, as stated in their report (which report expresses an unqualified opinion), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              [OUTSIDE BACK COVER]

________________________________________________________________________________

________________________________________________________________________________

                                 689,656 SHARES

                              TECHTEAM GLOBAL, INC.

                                  COMMON STOCK

                           _____________________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission filing fee........      $    897
Printing and mailing expenses........................         2,000
Accounting fees and expenses.........................        10,000
Legal fees and expenses..............................        18,000
Miscellaneous........................................         1,000
                                                           --------
          Total expenses.............................      $ 31,897
                                                           ========

      All of the above fees and expenses will be paid by TechTeam Global, Inc. (the "Registrant"). Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Pursuant to Delaware law and the Registrant's Bylaws, as Amended and Restated October 28, 2003 ("Bylaws"), the Registrant is required to indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or is or was serving, at the Registrant's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by such person in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. Indemnification shall not be made for any claim except to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnification for the expenses as the court deems proper.

      The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The Registrant's Bylaws also provide for mandatory indemnification of any director, officer, employee or agent against expenses to the extent such person has been successful in any proceeding covered by Delaware statute. In addition, the Bylaws also permit the Registrant to pay expenses incurred by an officer or director in defending an action, suit or proceeding for which indemnification may be made in advance of its final disposition upon receipt of an undertaking by or on behalf of the officer or director to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified. Delaware law and the Registrant's Bylaws provide that indemnification and advancement of expenses set forth above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Registrant's Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under indemnification provisions of the Registrant's Bylaws.

      The Registrant maintains a policy of directors and officers liability insurance.

      The indemnification provisions contained in the Registrant's Bylaws, as amended and restated, are expressly permitted by Section 145 of the Delaware Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS.

      The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

            (a)   The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                        (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        provided, however, that paragraphs (a)(1)(i) and
                        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to

                        Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            (d)   The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on April 8, 2005.

                                   TECHTEAM GLOBAL, INC.

                                   By:  /s/ William F. Coyro, Jr.
                                      ------------------------------
                                       William F. Coyro, Jr.
                                       President, Chief Executive Officer and
                                       Director (Principal Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints William F. Coyro, Jr., David W. Morgan, and Michael A. Sosin, and each of them individually, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Signature                          Title                      Date
----------------------------   ------------------------------    -------------

/s/ William F. Coyro, Jr.      President, Chief Executive        April 8, 2005
----------------------------
William F. Coyro, Jr.          Officer and Director
                               (Principal Executive Officer)

/s/ David W. Morgan            Chief Financial Officer and       April 8, 2005
----------------------------
David W. Morgan                Treasurer (Principal Financial
                               Officer)

/s/ Marc J. Lichtman           Chief Accounting Officer          April 8, 2005
----------------------------
Marc J. Lichtman               (Principal Accounting Officer)

/s/ Kim A. Cooper              Director                          April 8, 2005
----------------------------
Kim A. Cooper

/s/ G. Ted Derwa               Director                          April 8, 2005
----------------------------
G. Ted Derwa

/s/ Peter T. Kross             Director                          April 8, 2005
----------------------------
Peter T. Kross

        Signature                          Title                      Date
----------------------------   ------------------------------    -------------

/s/ Conrad L. Mallett, Jr.     Director                          April 8, 2005
----------------------------
Conrad L. Mallett, Jr.

/s/ Wallace D. Riley           Director                          April 8, 2005
----------------------------
Wallace D. Riley

/s/ Gregory C. Smith           Director                          April 8, 2005
----------------------------
Gregory C. Smith

/s/ Richard G. Somerlott       Director                          April 8, 2005
----------------------------
Richard G. Somerlott

/s/ Brahmal Vasudevan          Director                          April 8, 2005
----------------------------
Brahmal Vasudevan

/s/ Ronald T. Wong             Director                          April 8, 2005
----------------------------
Ronald T. Wong

                                  EXHIBIT INDEX

EXHIBIT NUMBER                         DOCUMENT DESCRIPTION
--------------                         --------------------

      4.1 Certification of Incorporation of TechTeam Global, Inc., as filed with the Delaware Secretary of State on September 14, 1987. (1)

      4.2         Certificate of Amendment, dated November 27, 1987, to our
                  Certificate of Incorporation. (1)

      4.3         Certificate of Amendment, dated May 8, 2002, to Certificate of
                  Incorporation. (1)

      4.4         Bylaws of TechTeam Global, Inc., as Amended and Restated
                  October 28, 2003. (2)

      4.5         Certificate of Designations of the Series A Convertible
                  Preferred Stock, dated April 7, 2003. (3)

      4.6         Certificate of Correction of Certificate of Designations of
                  the Series A Convertible Preferred Stock, dated May 5, 2003.
                  (4)

      4.7         Rights Agreement, dated as of May 6, 1997, between TechTeam
                  Global, Inc. and U.S. Stock Transfer Corporation, as Rights
                  Agent, which includes as Exhibit A thereto the Form of Certificate of Designations, as Exhibit B thereto the Form of Right Certificate, and as Exhibit C thereto the Summary of Rights to Purchase Preferred Stock. (5)

      4.8         First Amendment of Rights Agreement, dated as of May 6, 1997.
                  (6)

      4.9         Second Amendment of Rights Agreement, dated as of May 6, 1997.
                  (7)

     4.10 Registration Rights Agreement, dated April 8, 2003, by and between TechTeam Global, Inc. and ChrysCapital II, LLC. (3)

     4.11         Securities Purchase Agreement, dated April 8, 2003, between
                  TechTeam Global, Inc. and ChrysCapital II, LLC (excluding
                  Exhibits and Schedules thereto) (3).

        5 Opinion of Michael A. Sosin, Vice President, General Counsel and Secretary of TechTeam Global, Inc.

     23.1         Consent of Ernst & Young LLP.

     23.2         Consent of Rubino & McGeehin, Chartered.

     23.3         Consent of Bvba Van Cauter - Saeys & Co.

     23.4 Consent of Michael A. Sosin, Vice President, General Counsel, and Secretary of TechTeam Global, Inc. (filed as part of Exhibit (5)).

       24 Powers of Attorney (included on the signature page to this Registration Statement).

--------------------------

            (1) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed March 18, 2003.

            (2) Incorporated by reference to our Quarterly Report on Form 10-Q for the three months ended September 30, 2003, as filed November 7, 2003.

            (3) Incorporated by reference to our Current Report on Form 8-K, as filed April 9, 2003.

            (4) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed March 24, 2004.

            (5) Incorporated by reference to our Registration Statement on Form 8-A, as filed May 9, 1997.

            (6) Incorporated by reference to our Registration Statement on Form 8-A/A, as filed September 23, 1999.

            (7) Incorporated by reference to our Registration Statement on Form 8-A12G/A, as filed May 22, 2003.

                                      E-1